Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP ANNOUNCES THIRD QUARTER RESULTS

Company Announces Commencement of Earth Work at Presque Isle Downs and
Repurchase of 1.2 Million Shares

CHESTER, WV – November 7, 2005 – MTR Gaming Group, Inc. (Nasdaq National Market:MNTG) today announced financial results for the third quarter ended September 30, 2005.  See attached tables (including Reconciliation of Non-GAAP Measures to GAAP).

Total revenues for the quarter rose 15% to $98.0 million from $85.2 million in the third quarter of 2004.  EBITDA was $14.8 million compared to $18.6 million in the same period last year.  Net income was $3.2 million or $0.11 per diluted share compared to $5.9 million or $0.20 per diluted share in the third quarter of 2004.

As previously announced on October 10, 2005, during the third quarter, MTR experienced lower than expected traffic and revenues primarily at its Binion’s and Mountaineer properties.  The negative operating leverage relating to the lower than anticipated revenues, combined with certain operating expenses that exceeded expectations (highlighted below), impacted EBITDA and net income.

In the third quarter, MTR’s costs associated with its self-insured employee health care plan were $540,000 higher than anticipated.  In this regard, the Company will be entering into an insured health care plan effective January 1, 2006.  The Company also recorded an additional $300,000 for income taxes relating to the resolution of certain tax matters.  In comparison to the third quarter of 2004, it should be noted that Mountaineer’s gaming tax rate increased 50 basis points effective July 8, 2005, which increased MTR’s cost of gaming in the third quarter by approximately $289,000.  Additionally, in the third quarter of last year the cost of gaming was favorably impacted by a $780,000 reduction in gaming taxes to reflect an adjustment by the West Virginia Lottery Commission to prior period prizes paid.

In the third quarter, Binion’s accounted for $15.6 million of total revenues and had an EBITDA loss of $424,000, compared to EBITDA of $767,000 in the third quarter of 2004, which consisted of guaranteed, flat-fee payments that were not dependent upon the financial performance of the property under a joint operating agreement with an affiliate of Harrah’s.  The Company attributed the lower than expected revenues at Binion’s in part to a general decline in Downtown Las Vegas traffic.   The Company is planning new marketing initiatives and the addition of entertainment and other amenities to draw more walk-in traffic from Fremont Street.  The Company also believes that it will benefit from new investment in the Downtown market by Landry’s Restaurants, Inc. (NYSE:LNY), which recently acquired the Golden Nugget Hotel & Casino directly across the street from Binion’s.

Pennsylvania Racing and Gaming

Presque Isle Downs recently commenced the preliminary land development work and construction of a new road in preparation for the construction of the Erie racino.  The Company expects to initiate live racing in the fall of 2007, but in any event by December of 2007 as required by Presque Isle Down’s racing license.  The Company plans to commence slot machine operations in the fall of 2006, subject to licensing by the Pennsylvania Gaming Control Board (the PaGCB), pursuant to a temporary license, as provided by statute, pending the issuance of the permanent license.  In light of the PaGCB’s recent announcements extending the time for filing applications and the likelihood that licenses will not be granted until the second or third quarter of 2006, the Company has determined not to build a separate building for preliminary slot operations but rather plans to operate the slots in the permanent facility during construction of the racetrack.  On September 30, 2005, the PaGCB advised the Company that it will be able to avail itself of an abbreviated licensing process provided by the gaming regulations because MTR Gaming is a licensee of the Nevada Gaming Commission.

With respect to the Company’s plans to participate in a slots parlor in downtown Pittsburgh, the Company has continued its efforts to obtain through options, leases and/or purchases an appropriate site.  Recently, however, the PaGCB adopted a regulation that purports to render any party eligible for a license to operate slot machines at a racetrack (referred to in the law as a Category 1 license) ineligible to apply for a license to operate any of five authorized stand-alone slot parlors (referred to in the law as a Category 2 license).  If the regulation remains in effect, the Company would seek to sell the land rights it may acquire.

Stock Repurchases

MTR also announced that from July 22 - October 31, 2005, the Company repurchased a total of 1.3 million shares of its common stock in market transactions pursuant to SEC Rule 10b-18 at prices ranging from $6.72 to $10.96, for a total of $11.0 million.  The repurchased shares have been canceled and returned to authorized but unissued status, thus reducing the number of shares issued and outstanding.

Reconciliation of Non-GAAP Measures to GAAP

EBITDA or earnings before interest, taxes, depreciation and amortization is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), is unaudited and should not be considered an alternative to, or more meaningful than, net income or income from operations as an indicator of our operating performance, or cash flows from operating activities, as a measure of liquidity.  We have presented EBITDA as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry.  Uses of our cash flows that are not reflected in EBITDA include capital expenditures (which are significant given our expansion), interest payments, income taxes, and debt principal repayments.  Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.  A reconciliation of GAAP operating income to EBITDA is included in the financial tables accompanying this release.

Conference Call

Management will conduct a conference call focusing on the financial results at 9:00 a.m. ET on Monday, November 7, 2005.  Interested parties may participate in the call by dialing 706-679-0882 – please call in 10 minutes before the call is scheduled to begin, and ask for the MTR Gaming call.  The conference call will be webcast live via the Investor Relations section of the Company’s web site at www.mtrgaming.com.  To listen to the call please go to the web site at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the Company’s web site.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Race Track & Gaming Resort in Chester, West Virginia; Scioto Downs in Columbus, Ohio; the Ramada Inn and Speedway Casino in North Las Vegas, Nevada; Binion’s Gambling Hall & Hotel in Las Vegas, Nevada, and holds a license to build Presque Isle Downs, a thoroughbred racetrack with pari-mutuel wagering in Erie, Pennsylvania.  The Company also owns a 50% interest in the North Metro Harness Initiative, LLC, which has a license to construct and operate a harness racetrack 30 miles north of downtown Minneapolis (judicial review pending). Additionally, the Company has entered into a definitive agreement to acquire a 90% interest in Jackson Trotting Association, LLC, which operates Jackson Harness Raceway in Jackson, Michigan.  The Mountaineer facility, the Company’s primary source of revenues, currently encompasses a thoroughbred racetrack with off-track betting and export simulcasting, 3,220 slot machines, 359 hotel rooms, golf course, spa & fitness center, theater and events center, convention center and fine dining and entertainment.  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements concerning, among other things, the construction of a racetrack and slot machine parlor in Erie, Pennsylvania and a racetrack in Minnesota, the prospects for our operation of Binion’s, and our plans to participate in a Pittsburgh racino.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include but are not limited to favorable resolution of the pending legal challenge to North Metro Harness Initiative’s Minnesota racing license, successful completion of a 50-day race meet and regulatory approval of a card room plan of operations for the planned Minnesota racetrack, disruption in developing our planned Pennsylvania and Minnesota operations and other facilities we may expand and/or acquire, success of our marketing initiatives and planned amenities at Binion’s, issuance of licenses by the PaGCB with respect to slot machines at Presque Isle Downs, amendment or repeal of a PaGCB regulation purporting to render the Company ineligible to apply for a Category 2 slot parlor license for downtown Pittsburgh, our compliance with environmental laws and potential exposure to environmental liabilities,  and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:
MTR Gaming Group, Inc.	Investor Relations Counsel:
Edson R. (Ted) Arneault, President & CEO	The Equity Group Inc.
(304) 387-8300	www.theequitygroup.com
www.mtrgaming.com	Lauren Barbera (212) 836-9610
lbarbera@equityny.com

MTR GAMING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Revenues:
Gaming	$79,477	$70,458	$226,867	$206,590
Parimutuel commissions	4,062	4,313	10,107	10,586
Food, beverage and lodging	11,537	7,298	29,312	19,143
Other	2,925	3,088	7,499	7,685
Total revenues	98,001	85,157	273,785	244,004
Less promotional allowances	(2,513)	(1,473)	(5,968)	(3,972)
Net revenues	95,488	83,684	267,817	240,032

Costs of revenues:
Cost of gaming	45,621	40,391	134,353	124,594
Cost of parimutuel commissions	3,042	2,961	7,842	7,660
Cost of food, beverage and lodging	9,638	4,841	24,457	13,816
Cost of other revenue	2,403	2,451	6,311	6,653
Total costs of revenues	60,704	50,644	172,963	152,723

Gross profit	34,784	33,040	94,854	87,309

Selling, general and administrative expenses:
Marketing and promotions	3,110	2,668	7,980	7,839
General and administrative	16,859	11,730	46,457	33,959
Depreciation and amortization	6,079	5,946	17,842	16,452

Total selling, general and administrative expenses	26,048	20,344	72,279	58,250

Operating income	8,736	12,696	22,575	29,059

Other (expense) income:
Equity in loss of unconsolidated joint venture	(113)	—	(190)	—
Loss on disposal of property	(95)	(76)	(567)	(45)
Interest income	70	58	208	163
Interest expense	(2,929)	(3,373)	(9,181)	(10,312)

Income before provision for income taxes	5,669	9,305	12,845	18,865
Provision for income taxes	(2,426)	(3,443)	(5,117)	(6,980)

Net income	$3,243	$5,862	$7,728	$11,885

Net income per share:
Basic	$0.11	$0.21	$0.27	$0.42
Diluted	$0.11	$0.20	$0.27	$0.41

Weighted average number of shares outstanding:
Basic	28,434,006	28,551,201	28,579,010	28,422,385
Diluted	28,724,012	28,884,256	28,913,722	28,919,761

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Net revenues:
Mountaineer Park	$76,142	$78,127	$220,966	$225,873
Binion’s Gambling Hall	14,472	647	34,217	1,498
Las Vegas Speedway	2,711	2,461	7,852	7,363
Scioto Downs	2,160	2,446	4,773	5,289
Corporate	3	3	9	9
Consolidated	$95,488	$83,684	$267,817	$240,032

EBITDA:
Mountaineer Park	$18,030	$20,635	$48,047	$51,234
Binion’s Gambling Hall	(424)	767	1,211	1,566
Las Vegas Speedway	371	180	1,035	666
Scioto Downs	(344)	(249)	(1,133)	(1,259)
Corporate	(2,818)	(2,691)	(8,743)	(6,696)
Consolidated	$14,815	$18,642	$40,417	$45,511

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA

(unaudited)

The following tables set forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Mountaineer Park:
Operating income	$13,071	$16,251	$33,482	$38,500
Depreciation and amortization	4,959	4,384	14,565	12,734
EBITDA	$18,030	$20,635	$48,047	$51,234

Binion’s Gambling Hall:
Operating (loss) income	$(762)	$80	$261	$368
Depreciation and amortization	338	687	950	1,198
EBITDA	$(424)	$767	$1,211	$1,566

Las Vegas Speedway:
Operating income (loss)	$92	$(157)	$250	$(276)
Depreciation and amortization	279	337	785	942
EBITDA	$371	$180	$1,035	$666

Scioto Downs:
Operating loss	$(547)	$(464)	$(1,779)	$(1,905)
Depreciation and amortization	203	215	646	646
EBITDA	$(344)	$(249)	$(1,133)	$(1,259)

Corporate:
Operating loss	$(3,118)	$(3,014)	$(9,639)	$(7,628)
Depreciation and amortization	300	323	896	932
EBITDA	$(2,818)	$(2,691)	$(8,743)	$(6,696)

Consolidated:
Operating income	$8,736	$12,696	$22,575	$29,059
Depreciation and amortization	6,079	5,946	17,842	16,452
EBITDA	$14,815	$18,642	$40,417	$45,511

MTR GAMING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	September 30	December 31
	2005	2004
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$27,734	$22,443
Restricted cash	315	604
Accounts receivable, net of allowance for doubtful accounts of $165 in 2005 and $91 in 2004	7,998	4,417
Accounts receivable - West Virginia Lottery Commission	3,538	—
Inventories	3,488	2,877
Deferred financing costs	1,470	1,469
Prepaid taxes	—	505
Deferred income taxes	962	962
Other current assets	3,822	2,262
Total current assets	49,327	35,539

Property and equipment:
Land	34,737	34,731
Building	163,110	157,843
Equipment and automobiles	86,519	77,037
Furniture and fixtures	16,817	16,252
Construction in progress	19,912	10,082
	321,095	295,945
Less accumulated depreciation	(89,432)	(73,403)
	231,663	222,542

Other assets:
Goodwill	1,492	1,492
Other intangibles	14,285	14,285
Note receivable	—	2,172
Deferred income taxes	3,851	3,851
Deferred financing costs, net of current portion	3,673	4,775
Deposits and other	17,323	15,371
	40,624	41,946
Total assets	$321,614	$300,027

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$12,182	$2,966
Accounts payable - West Virginia Lottery Commission	422	677
Accrued payroll and payroll taxes	2,506	2,308
Accrued tax liability	221	—
Accrued interest	6,408	3,244
Other accrued liabilities	12,589	6,258
Current portion of capital lease obligations	225	1,792
Current portion of long-term and other debt	391	383
Total current liabilities	34,944	17,628

Capital lease obligations, net of current portion	1	4
Long-term and other debt, less current portion	134,996	133,133
Deferred leasehold obligation	5,111	5,177
Long-term deferred compensation	7,597	5,710
Deferred income taxes	15,121	15,121
Total liabilities	197,770	176,773

Shareholders’ equity:
Common stock	—	—
Paid in capital	61,433	61,892
Retained earnings	62,411	61,362
Total shareholders’ equity	123,844	123,254
Total liabilities and shareholders’ equity	$321,614	$300,027

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